Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2018 (except for the last paragraph of Note 1, as to which the date is June 18, 2018), in the Registration Statement (Form S-1) and related Prospectus of Tricida, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

June 18, 2018